Exhibit 12


            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (In Thousands, Except Ratios)
                                (Unaudited)


                                                         Six Months
                                                        Ended June 30,
                                                     1998           1997
Earnings:
  Income (Loss) from continuing operations.......  $(222,705)     $348,386

  Undistributed equity earnings..................    (21,933)      (15,496)

            Total................................   (244,638)      332,890
                                                   ---------      --------

Income Taxes.....................................   (159,640)      204,707

Fixed Charges:
  Interest expense including amortization of
      debt discount..............................    337,071       295,279

  Portion of rentals representing an interest
      factor.....................................     87,533        91,329
                                                   ---------      --------
            Total................................    424,604       386,608

Earnings available for fixed charges.............  $  20,326      $924,205
                                                   =========      ========

Total Fixed Charges -- as above..................   $424,604      $386,608
                                                    ========      ========
Ratio of earnings to fixed charges (Note 5)......        .05           2.4
                                                    ========      ========